UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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CommonWealth REIT
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On June 17, 2013, CommonWealth REIT issued the following press release including an open letter to its shareholders:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Issues Open Letter to Shareholders

Urges Shareholders to Take No Action on Corvex/Related’s Purported Consent Solicitation

No Record Date Has Been Set and There is No Valid Consent Solicitation at This Time

Newton, MA (June 17, 2013): CommonWealth REIT (NYSE: CWH) today issued an open letter to its shareholders urging them to take no action on Corvex Management LP and Related Fund Management, LLC (together, “Corvex/Related”)’s purported consent solicitation. The company noted that there is no valid consent solicitation at this time, and no record date has been set by the CommonWealth Board of Trustees.  The full text of the letter is below:

June 17, 2013

Dear Shareholder,

You may have received materials from Corvex Management LP and Related Fund Management, LLC (together, “Corvex/Related”) purportedly seeking your written consent to remove without cause all of the duly elected members of your Board of Trustees.

THE BOARD OF TRUSTEES OF COMMONWEALTH URGES YOU NOT TO TAKE ANY ACTION AT THIS TIME.

THE BOARD HAS NOT SET A RECORD DATE AND THE CORVEX/RELATED CONSENT SOLICITATION IS NOT VALID AT THIS TIME.

The validity of the Corvex/Related consent solicitation depends upon a court or an arbitration panel making a number of findings, including that certain of CommonWealth’s bylaws are invalid and that CommonWealth’s Board may be removed without cause.

WE BELIEVE CORVEX/RELATED ARE MASKING THEIR INTENT TO SEIZE CONTROL OF COMMONWEALTH WITHOUT PAYING A CONTROL PREMIUM.

Corvex/Related first started accumulating shares of CommonWealth in January 2013.  Since then, Corvex/Related announced several highly conditional, unfinanced purported “offers” to acquire the Company.  In their latest such “offer,” Corvex/Related offered to acquire the Company for $24.50 per share, despite that they had previously estimated the Company’s net asset value at between $35.00 and $44.00 per share.  Your Board, after consultation with its legal and financial advisors and after meeting with Corvex/Related, carefully considered this purported “offer” and determined that it was illusory and that the interests of CommonWealth and its shareholders would best be served by the Company continuing to implement its business plan.  Many weeks have passed since Corvex/Related first publicly announced their purported desire to purchase CommonWealth and they have still not provided a concrete, fully financed offer, let alone an offer at an appropriate premium.

Conveniently, Corvex/Related now claim that they “are not attempting a hostile takeover.” Yet, they made an ultimatum to the CommonWealth Board:

(1)           negotiate to sell CommonWealth to Corvex/Related;

(2)           sell CommonWealth to a third party willing to pay more than Corvex/Related; or

(3)           face a consent solicitation to remove the entire CommonWealth Board.

In fact, when representatives of CommonWealth and Corvex/Related met, Corvex/Related advised that no amount of corporate governance changes would be an acceptable alternative to the three “alternatives” described above.  Given Corvex/Related’s actions, CommonWealth’s Board continues to believe that Corvex/Related’s primary motivation is to gain control of the CommonWealth Board without paying a control premium and without disclosing to shareholders their future plans for CommonWealth.

THE PRINCIPALS OF RELATED AND CORVEX HAVE A POOR TRACK RECORD OF GOVERNING PUBLIC REAL ESTATE COMPANIES.

Jeff Blau, the principal of Related and CEO of the Related Companies, previously served as Chairman, CEO and a Trustee of American Mortgage Acceptance Company (“AMAC”). During Mr. Blau’s tenure at AMAC, AMAC funded loans to affiliates of the Related Companies which subsequently defaulted and became worthless.  Shortly thereafter, AMAC ceased operations and filed for bankruptcy.  Additionally, Mr. Blau and Stephen Ross, the Chairman of the Related Companies, served as Managing Trustees on the board of Centerline Holding Company (f/k/a Charter Municipal Mortgage Acceptance Company, or “CharterMac”); during which time, Centerline/CharterMac provided financing to affiliates of the Related Companies.  During Jeff Blau’s and Stephen Ross’s combined tenure on the Centerline/CharterMac board between 2003 and 2009, the total returns realized by public shareholders were a LOSS of 97.7%.

Corvex has limited real estate industry experience. Corvex’s Managing Partner, Keith Meister, and his former employer first made a tender offer for WCI Communities, Inc., which they later withdrew.  Mr. Meister was then elected to the board of WCI in 2007 following a proxy contest; and within approximately one year of his joining the WCI board, WCI was forced into bankruptcy and essentially all WCI shareholder value was lost.

COMMONWEALTH REMAINS COMMITTED TO EXECUTING ON ITS STRATEGIC PLAN

TO ENHANCE VALUE FOR ALL COMMONWEALTH SHAREHOLDERS.

CommonWealth has made substantial progress in executing its business plan to focus on the ownership and operation of high quality central business district (“CBD”) office properties, to divest its suburban office and industrial properties and other assets, and to repay debt.  Since January 1, 2008, CommonWealth has increased its portfolio concentration of CBD office properties by acquiring $3.7 billion of primarily Class A, CBD office properties, principally from distressed sellers, and selling $1.5 billion of primarily suburban office properties for significant gains.

Despite Corvex/Related’s claims regarding the Company’s performance, CommonWealth’s operating results have been competitive with its peer group.  In fact, CommonWealth has been more effective in leasing its portfolio than many of its peer group, and CommonWealth’s total return per year has outperformed its peer group and the S&P 500 Index.

If you would like more information about CommonWealth’s historical performance, activities and business plan, please visit www.cwhreit.com to view our investor presentations.

Thank you,

THE BOARD OF TRUSTEES OF COMMONWEALTH REIT

If you have any questions, please call

Innisfree M&A Incorporated, which is assisting us,

toll-free at 1-877-750-5836.

Additional Information Regarding the Consent Solicitation

CommonWealth REIT (the “Company”), its trustees and certain of its executive officers and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the consent solicitation conducted by Corvex/Related and certain of their affiliates. On April 1, 2013, the Company filed a revised preliminary consent revocation statement with the Securities and Exchange Commission (the “SEC”) in response to the consent solicitation. The Company will furnish a definitive consent revocation statement to its shareholders, together with a BLUE consent revocation card, when they become available. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the revised preliminary consent revocation statement filed with the SEC and other materials to be filed with the SEC.  Shareholders will be able to obtain, free of charge, copies of the consent revocation statement and any other documents to be filed by the Company with the SEC in connection with these matters at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.cwhreit.com) or by requesting materials from the firm assisting the Company in the solicitation of consent revocations, Innisfree M&A Incorporated, toll-free at 877-750-5836.

Contacts:

INVESTORS Carlynn Finn 617-796-8222 Senior Manager, Investor Relations	MEDIA Timothy A. Bonang 617-796-8222 Vice President, Investor Relations

Larry Miller /Jennifer Shotwell/Arthur Crozier 212-750-5833 Innisfree M & A Incorporated	Andrew Siegel / Jonathan Keehner 212-355-4449 Joele Frank, Wilkinson Brimmer Katcher

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